                                             Registration Statement No. 333-
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    As filed with the Securities and Exchange Commission on August 6, 1997

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                       ---------------------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                       ---------------------------------

                   AMERICAN GENERAL HOSPITALITY CORPORATION
            (Exact Name of Registrant as Specified in its Charter)

           Maryland                                             75-2648842
(State or Other Jurisdiction of                              (I.R.S. Employer
Incorporation or Organization)                            Identification Number)

                           5605 MacArthur Boulevard
                                  Suite 1200
                             Irving, Texas  75038
                                (972) 550-6800

              (Address, Including Zip Code and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                Steven D. Jorns
                Chairman, Chief Executive Officer and President
                           5605 MacArthur Boulevard
                                  Suite 1200
                             Irving, Texas  75038
                                (972) 550-6800

           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)

                       ---------------------------------

                                   copy to:
                              Peter M. Fass, Esq.
                          Steven L. Lichtenfeld, Esq.
                            Leslie H. Loffman, Esq.
                               Battle Fowler LLP
                              75 East 55th Street
                           New York, New York  10022
                                (212) 856-7000


          Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
                        -------------------------------

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                                                                                Proposed
                                                                                 Maximum
                                                Amount     Proposed Maximum     Aggregate     Amount of
        Title of Shares to be                    to be    Aggregate Offering    Offering    Registration
             Registered                       Registered        Price           Price(1)        Fee
--------------------------------------------  ----------        -----           --------        ---
--------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share (2)..
--------------------------------------------
Common Stock Warrants.......................     N/A             N/A          $500,000,000    $151,516
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     (1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) and based upon the maximum aggregate offering price of all securities being registered.
     (2) Such indeterminate number of shares of Common Stock as may from time to time be issued at indeterminate prices registered hereunder or upon exercise of the Common Stock Warrants registered hereunder, as the case may be.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  PRELIMINARY PROSPECTUS DATED AUGUST 6, 1997
                -----------------------------------------------
                             SUBJECT TO COMPLETION

                                 $500,000,000

                   AMERICAN GENERAL HOSPITALITY CORPORATION
                    COMMON STOCK AND COMMON STOCK WARRANTS

     American General Hospitality Corporation, a Maryland corporation (the "Company"), may offer from time to time in one or more series (i) shares of its Common Stock, $0.01 par value per share ("Common Stock"), or (ii) warrants to purchase Common Stock ("Common Stock Warrants") with an aggregate public offering price of up to $500,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Common Stock and Common Stock Warrants (collectively, the "Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, the specific number of shares and any public offering price per share and (ii) in the case of Common Stock Warrants, the duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be consistent with the Company's Charter (as hereinafter defined) or otherwise appropriate to preserve the status of the Company as a real estate investment trust (a "REIT") for federal income tax purposes. See "Description of Common Stock--Restrictions on Transfer."

     The applicable Prospectus Supplement will also contain information, where appropriate, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Securities may be offered by the Company directly to one or more purchasers, through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the Prospectus Supplement describing the method and terms of the offering of such Securities. See "Plan of Distribution." No Securities may be sold pursuant to this Prospectus without the delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON
THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.


               The date of this Prospectus is August ___, 1997.

                             AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission (the "SEC" or "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits thereto, may be inspected and copies obtained from the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company files information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's Web Site is (http://www.sec.gov).

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE"), and such materials can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents are incorporated herein by reference:

1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Commission pursuant to the Exchange Act;

2. The Company's Quarterly Reports on Form 10-Q for the quarter ended March 31, 1997, filed with the Commission pursuant to the Exchange Act;

3. The Company's Current Reports on Form 8-K, as amended, dated March 17, 1997, and June 25, 1997, and filed with the Commission pursuant to the Exchange Act and the Company's Current Reports on Form 8-K/A dated January 3, 1997, and August 4, 1997, filed with the Commission pursuant to the Exchange Act; and

4. The description of the Company's Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on July 6, 1996 pursuant to the Exchange Act, including all amendments and reports updating such description.

All other documents filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities are to be incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents. Written requests should be mailed to Kenneth E. Barr, Secretary, American General Hospitality Corporation, 5605 MacArthur Boulevard, Suite 1200, Irving, Texas 75038. Telephone requests may be directed to (972) 550-6800.


             CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Certain factors could cause actual results to differ materially from those contained in forward-looking statements made in this Prospectus, filings by the Company with the Securities and Exchange Commission (the "Commission"), in the Company's press releases and in oral statements made by authorized officers of the Company. When used in this Prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe," and similar expressions are intended to identify forward-looking statements.

                              PROSPECTUS SUMMARY


The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus. Unless the context requires otherwise, the term "Company," as used herein, includes American General Hospitality Corporation and its two wholly owned subsidiaries, AGH GP, Inc. ("AGH GP") and AGH LP, Inc. ("AGH LP"), and American General Hospitality Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"). The term "Operating Partnership," unless the context requires otherwise, includes subsidiaries of the Operating Partnership.

THE COMPANY

American General Hospitality Corporation was incorporated and formed on April 12, 1996, as a Maryland corporation, for the purpose of continuing and expanding the hotel acquisition, development and repositioning operations of American General Hospitality, Inc., and certain of its affiliates ("AGHI"). The Company is a self-administered real estate investment trust (a "REIT"). On July 31, 1996, the Company completed an initial public offering (the "IPO") of 7,500,000 shares of its Common Stock (the "Common Stock") (an additional 575,000 shares were issued pursuant to the underwriters' overallotment option in August, 1997), acquired equity interests in 13 hotels (the "Initial Hotels") and commenced operations. The Company contributed all of the net proceeds of the IPO to American General Hospitality Operating Partnership, L.P. (the "Operating Partnership") in which the Company acquired limited partnership interests of the Operating Partnership ("OP Units"); the remaining OP Units were issued to the sellers of the Initial Hotels.

In February 1997, the Company completed a follow-on public offering (the "1997 Public Offering") of 6,368,300 shares of its Common Stock (inclusive of the shares issued pursuant to the exercise of the underwriters' over allotment option in March 1997). The Company contributed all of the net proceeds of the 1997 Public Offering to the Operating Partnership. Since the IPO, the Company has acquired thirteen hotels with an aggregate of 3,651 guest rooms. As of July 31, 1997, the Company owned 26 hotels in sixteen states with an aggregate of 6,686 guest rooms (the "Hotels"). At July 31, 1997, the Company held an approximate 87.22% interest in the Operating Partnership.

In order to qualify as a REIT, the Company may not operate hotels. As a result, the Company currently leases 25 of the Hotels to AGH Leasing, L.P. ("AGH Leasing") and the one hotel to Twin Towers Leasing, L.P. ("Twin Towers") (together with AGH Leasing, the "Lessee"), pursuant to separate participating
leases (the "Participating Leases").   AGH Leasing is owned in part by Steven D.
Jorns, Bruce G. Wiles and Kenneth E. Barr, executive officers of both the
Company and AGHI  and is the sole general partner of Twin Towers.   Each
Participating Lease has a term of twelve years from the inception of the leases, subject to earlier termination upon the occurrence of certain events. Under the Participating Leases, the Lessee is obligated to pay the Company the greater of fixed weekly base rent and monthly participating rent based on a percentage of revenues at each of the Hotels. The Participating Leases are designed to allow the Company to achieve substantial participation in any future growth of revenues generated at the Hotels.

In addition, the Lessee has engaged AGHI to manage all of the Hotels pursuant to separate management agreements (the "Management Agreements") other than the Wyndham Garden Hotel-Marietta, which is managed by Wyndham Hotel Corporation. The Company does not have any economic interest in AGHI's hotel management operations.

The Company's executive offices are located at 5605 MacArthur Boulevard, Suite 1200, Irving, Texas 75038, and its telephone number is (972) 550-6800.

TAX STATUS OF THE COMPANY

     The Company has elected to be taxed as a REIT under Section 856 through 860 of the Code, commencing with its taxable year ended December 31, 1996. As a REIT, the Company generally will not be subject to federal income tax on net income that it distributes to its shareholders as long as it distributes at least 95% of its taxable income each year and complies with a number of other organizational and operational requirements. Failure to qualify as a REIT will render the Company subject to tax (including any applicable minimum tax) on its taxable income at regular corporate rates, and distributions to the shareholders in any such year will not be deductible by the Company. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain federal, state and local taxes on its income and property. In connection with the Company's election to be taxed as a REIT, the Company's Charter imposes certain restrictions on the transfer of shares of Common Stock. The Company has adopted the calendar year as its taxable year.

SECURITIES TO BE OFFERED

     American General Hospitality Corporation ("Company") may offer from time to time in one or more series (i) shares of its Common Stock or (ii) Common Stock Warrants with an aggregate public offering price of up to $500,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Common Stock and Common Stock Warrants may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more Prospectus Supplements.


                                USE OF PROCEEDS

     Unless otherwise described in the applicable Prospectus Supplement, the Company will contribute the net proceeds from the sale of the Securities to the Operating Partnership, in exchange for comparable securities thereof. The Operating Partnership expects to use such net proceeds for various purposes, which may include, without limitation, the repayment of outstanding indebtedness, the acquisition of additional hotels, the improvement and/or expansion of one or more of its hotel properties or for working capital purposes. Pending such uses, the net proceeds of any offering of Securities may be invested in short-term, investment grade securities or instruments, interest-bearing bank accounts, certificates of deposit, mortgage participations or similar securities, to the extent consistent with the Company's qualification as a REIT, the Company's Charter, and the Company's agreements with its lenders.


                          DESCRIPTION OF COMMON STOCK

The following summary description of (i) the capital stock of the Company and
(ii) certain provisions of Maryland law and of the Charter and Bylaws of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law described herein, and to the Charter and Bylaws of the Company.

GENERAL

Under its Charter, the Company has the authority to issue 100,000,000 shares of Common Stock, $0.01 par value per share. Under Maryland law, stockholders generally are not liable for a corporation's debts or obligations.

COMMON STOCK

All shares of Common Stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock, holders of shares of Common Stock are entitled to receive dividends on such stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company.

Subject to the provisions of the Charter regarding the restrictions on transfer of stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power.
There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of Common Stock have no preference, conversion, exchange, sinking fund redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Shares of Common Stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The Charter provides that, with the exception of certain amendments to the Charter, the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on such matters will be sufficient to approve the aforementioned transactions.

POWER TO ISSUE ADDITIONAL SHARES OF COMMON STOCK

The Company believes that the power of the Board of Directors to issue additional authorized but unissued shares of Common Stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional shares of Common Stock will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded.


RESTRICTIONS ON TRANSFER

For the Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares of stock. Specifically, not more than 50% in value of the Company's outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the shares of stock of the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. These two requirements do not apply until after the first taxable year for which the Company makes an election to be taxed as a REIT. See "Federal Income Tax Considerations -- Requirements for Qualification as a REIT." In addition, the Company must meet certain requirements regarding the nature of its gross income in order to qualify as a REIT. One such requirement is that at least 75% of the Company's gross income for each calendar year must consist of rents from real property and income from certain other real property investments. The rents received by the Operating Partnership and the Subsidiary Partnerships from the Lessee will not qualify as rents from real property, which could result in loss of REIT status for the Company, if the Company owns, actually or constructively, 10% or more of the ownership interests in the Lessee, within the meaning of section 856(d)(2)(B) of the Code. See "Federal Income Tax Considerations--Requirements for Qualification as a REIT--Income Tests."

Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Charter, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the number of outstanding shares of any class of Common Stock (subject to the Look-Through Ownership Limitation applicable to certain stockholders, as described below). Certain types of entities, such as pension trusts qualifying under section 401
(a) of the Code, mutual funds qualifying as regulated investment companies under section 851 of the Code, and corporations, will be looked through for purposes of the "closely held" test in section 856(h) of the Code. Subject to certain limited exceptions, the Charter will allow such an entity under the Look-Through Ownership Limitation to own up to 15.0% of the shares of any class or series of the Company's stock, provided that such ownership does not cause any beneficial owner of such entity to exceed the Ownership Limitation or otherwise result in a violation of the tests described in clauses (ii), (iii) and (iv) of the second sentence of the succeeding paragraph.

Any transfer of Common Stock that would (i) result in any person owning, directly or indirectly, Common Stock in excess of the Ownership Limitation (or the Look-Through Ownership Limitation, if applicable), (ii) result in Common Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of section 856(h) of the Code, or (iv) cause the Company to own, actually or constructively, 9.9% or more of the ownership interests in a tenant of the Company's, the Operating Partnership's or a Subsidiary Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code, will be void ab initio, and the intended transferee will acquire no rights in such shares of Common Stock.

Subject to certain exceptions described below, any purported transfer of Common Stock that would (i) result in any person owning, directly or indirectly, shares of Common Stock in excess of the Ownership Limitation (or the Look-Through Ownership Limitation, if applicable), (ii) result in the shares of Common Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of section 856(h) of the Code, or (iv) cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's, the Operating Partnership's or a Subsidiary Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code, will be designated as "Shares-in-Trust" and will be transferred automatically to a trust (a "Trust"), effective on the day before the purported transfer of such shares of Common Stock. The record holder of the shares of Common Stock that are designated as Shares-in-Trust (the "Prohibited Owner") will be required to submit such number of shares of Common Stock to the Company for registration in the name of the trustee of the Trust (the "Trustee"). The Trustee will be designated by the Company but will not be affiliated with the Company. The beneficiary of the Trust (the "Beneficiary") will be one or more charitable organizations named by the Company.

Shares-in-Trust will remain issued and outstanding shares of Common Stock and will be entitled to the same rights and privileges as all other shares of the same class or series. The Trustee will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends or distributions in trust for the benefit of the Beneficiary. The Trustee will vote all Shares-in-Trust. The Trustee will designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such Shares-in-Trust for valuable consideration and (ii) acquires such Shares-in-Trust without such acquisition resulting in another transfer to another Trust.

The Prohibited Owner with respect to Shares-in-Trust will be required to repay to the Trustee the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Shares-in-Trust and (ii) the record date of which was on or after the date that such shares become Shares-in-Trust. Any vote taken by a Prohibited Owner prior to the Company's discovery that the Shares-in-Trust were held in trust will be rescinded as void ab initio and recast by the Trustee, in its sole and absolute discretion; provided, however, that if the Company has already taken irreversible corporate action based on such vote, then the Trustee shall not have the authority to rescind and recast such vote. The Prohibited Owner generally will receive from the Trustee the lesser of (i) the price per share such Prohibited Owner paid for the shares of Common Stock that were designated as Shares-in-Trust (or, in the case of a gift or devise, the Market Price (as defined below) per share on the date of such transfer) or (ii) the price per share received by the Trustee from the sale of such Shares-in-Trust. Any amounts received by the Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

The Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) or (ii) the Market Price per share on the date that the Company, or its designee, accepts such offer. Subject to the Trustee's ability to designate a permitted transferee, the Company will have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer which resulted in the creation of such Shares-in-Trust or (ii) the date the Company determines in good faith that a transfer resulting in such Shares-in-Trust occurred. "Market Price" on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the shares of Common Stock are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the shares of Common Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of Common Stock selected by the Board of Directors. "Trading Day" shall mean a day on which the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

Any person who acquires or attempts to acquire Common Stock in violation of the foregoing restrictions, or any person who owned shares of Common Stock that were transferred to a Trust, will be required (i) to give immediately written notice to the Company of such event and (ii) to provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding shares of Common Stock must, within 30 days after January 1 of each year, provide to the Company a written statement or affidavit stating (i) the name and address of such direct or indirect owner, (ii) the number of shares of Common Stock owned directly or indirectly, and (iii) a description of how such shares are held. In addition, each direct or indirect stockholder shall provide to the

Company such additional information as the Company may request in order to determine the effect, if any, of such ownership the Company's status as a REIT and to ensure compliance with the Ownership Limitation.

The Ownership Limitation or the Look-Through Ownership Limitation, as applicable, generally will not apply to the acquisition of shares of Common Stock by an underwriter that participates in a public offering of such shares. In addition, the Board of Directors, upon such conditions as the Board of Directors may direct, may exempt a person from the Ownership Limitation or the Look-Through Ownership Limitation, as applicable, under certain circumstances.

All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

The Ownership Limitation could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of shares of Common Stock might receive a premium from their shares of Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

CHARTER AND BYLAW PROVISIONS AND CERTAIN PROVISIONS OF MARYLAND LAW

Number of Directors; Classification of the Board of Directors

The Charter and Bylaws provide that the number of directors will consist of not less than three nor more than fifteen persons, as determined by the affirmative vote of a majority of the members of the entire Board of Directors. At all times, a majority of the directors shall be Independent Directors, except that upon the death, removal, incapacity or resignation of an Independent Director, such requirement shall not be applicable for 60 days. There are five directors, four of whom are Independent Directors. The holders of Common Stock are entitled to vote on the election or removal of directors, with each share entitled to one vote. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Board of Directors.

Pursuant to the Charter, the Board of Directors is divided into three classes of directors. The initial term of the first class expired in 1997 and that director was reelected to a term scheduled to expire in 2000, and the initial terms of the second and third classes will expire in 1998 and 1999, respectively. As the term of each class expires, directors in that class will be elected by the stockholders of the Company for a term of three years and until their successors are duly elected and qualify. Classification of the Board of Directors is intended to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors. Because holders of Common Stock will have no right to cumulative voting in the election of directors, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult, which could delay, defer, discourage or prevent an attempt by a third party to obtain control of the Company or other transaction, even though such an attempt or other transaction might be beneficial to the Company and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions.

Removal; Filling Vacancies

The Bylaws provide that any vacancies (except vacancies resulting from an increase in the number of directors) will be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum. Any directors so elected shall hold office until the next annual meeting of stockholders. The Charter provides that directors may be removed, with or without cause, only by the affirmative vote of the holders of at least 75.0% of votes entitled to be cast in the election of the directors. This provision, when coupled with the provision of the Bylaws authorizing the Board of Directors to fill vacant directorships precludes stockholders from removing incumbent directors except upon a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Limitation of Liability and Indemnification

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonest established by a final judgment as being material to the cause of active. The Charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The Charter obligates the Company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, and threatened, pending or completed action, suit or proceeding whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise. The Charter also permits the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Charter and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. Indemnification under the provisions of the MGCL is not deemed exclusive of any other rights, by indemnification or otherwise, to which an officer or director may be entitled under the Company's Charter or

Bylaws, or under resolutions of stockholders or directors, contract or otherwise. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

The Company also has purchased and maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Company, whether or not the Company is required or has the power to indemnify them against the same liability.

Business Combinations

Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10.0% or more of the voting power of such corporation's shares or an affiliate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10.0% or more of the voting power of the then-outstanding voting shares of such corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80.0% of the votes entitled to be cast by holders of outstanding voting shares of such corporation and (b) two-thirds of the votes entitled to be cast by holders of voting shares of such corporation other than the shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be affected, unless, among other conditions, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

Control Share Acquisition Statute

The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third,
(ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

A person who has made or purposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange, if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

The Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's Common Stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Amendment to the Charter

The Charter of the Company may be amended by the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on such an amendment; provided, however, (i) no term or provision of the Charter may be added, amended or repealed in any respect that would, in the determination of the Board of Directors, cause the Company not to qualify as a REIT under the Code, (ii) certain provisions of the Charter, including provisions relating to the classification of directors, the removal of directors, Independent Directors, preemptive rights of holders of stock and the indemnification and limitation of liability of officers and directors may not be amended or repealed and (iii) provisions imposing cumulative voting in the election of directors may not be added to the Charter, unless, in each such case, such action is approved by the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter.

Dissolution of  the Company

The dissolution of the Company must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

The Bylaws of the Company provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election of the Board of Directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to the Company's notice of the meeting, (ii) by the Board of Directors or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors (iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

Meetings of Stockholders

The Company's Bylaws provide that annual meetings of stockholders shall be held on a date and at the time set by the Board of Directors during the month of May each year (commencing in May 1997). Special meetings of the stockholders may be called by (i) the President of the Company, (ii) the Chief Executive Officer or
(iii) the Board of Directors. As permitted by the MGCL, the Bylaws of the Company provide that special meetings must be called by the Secretary of the Company upon the written request of the holders of shares entitled to cast not less than a majority of all votes entitled to be cast at the meeting.

Operations

The Charter requires the Board of Directors generally to use commercially reasonable efforts to cause the Company to qualify as a REIT.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Charter and Bylaws

The business combination provisions and, if the applicable provision in the Bylaws is amended or rescinded, the control share acquisition provisions of the MGCL, the provisions of the Charter on classification of the Board of Directors and removal of directors and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.


                      DESCRIPTION OF COMMON STOCK WARRANTS

    The following description of Common Stock Warrants does not purport to be complete and is qualified in its entirety by reference to the description of a particular series of Common Stock Warrants contained in an applicable Prospectus Supplement. For information relating to the Common Stock which may be purchased Pursuant to Common Stock Warrants, see "Description of Common Stock."

    The Company may issue one or more series of Common Stock Warrants for the purchase of Common Stock. Common Stock Warrants of any series may be issued independently of, or together with, any Securities offered pursuant to any Prospectus Supplement. If offered together with other Securities, Common Stock Warrants may be attached to, or separate from, such Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and the holder of such Common Stock Warrants or, if the holders are expected to be numerous, a warrant agent identified in the applicable Prospectus Supplement ("Warrant Agent"). Any Warrant Agent, if engaged, will act solely as an agent of the Company in connection with the Common Stock Warrants of the series specified in the Warrant Agreement relating thereto and such Warrant Agent will not assume any relationship or obligation of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. Further terms of the Common Stock Warrants and the related Warrant Agreements will be set forth in the applicable Prospectus Supplement.

    The applicable Prospectus Supplement will describe the terms of such Common Stock Warrants, including the following where applicable: (i) the title of such Common Stock Warrants; (ii) the aggregate number of such Common Stock Warrants;
(iii) the price or prices at which such Common Stock Warrants will be issued;
(iv) the currencies in which the price of such Common Stock Warrants may be payable; (v) the designation, aggregate principal amount and terms of the securities purchasable upon exercise of such Common Stock Warrants; (vi) the designation and terms of the series of Common Stock with which such Common Stock Warrants are being offered and the number of such Common Stock Warrants being offered with such security; (vii) the date, if any, on and after which such Common Stock Warrants and the related securities will be transferable separately; (viii) the price at which and currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such Common Stock Warrants may be purchased; (ix) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (x) any material United States federal income tax consequences; (xi) the terms, if any, on which the Company may accelerate the date by which the Common Stock Warrants must be exercised; and
(xii) any other terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.

    The Common Stock Warrants will be subject to certain restrictions upon the exercise, ownership and transfer thereof which were adopted for the purpose of enabling the Company to preserve its status as a REIT. For a description of such restrictions and the Maryland Anti-Takeover Statutes, see "Description of Common Stock -- Restrictions on Transfer."

                        OPERATING PARTNERSHIP AGREEMENT

GENERAL

Substantially all of the Company's assets are held by, and all of its operations are conducted through the Operating Partnership. AGH GP, Inc. is a wholly owned subsidiary of the Company and is the sole general partner of the Operating Partnership holding 1% of the issued OP Units therein. AGH LP, Inc. is a wholly owned subsidiary of the Company and is a limited partner of the Operating Partnership holding as of July 31, 1997 approximately 86.22% of the issued OP Units therein. The remaining issued OP Units are held by other Limited Partners who acquired their units in exchange for property or other interests.

The material terms of the OP Units, including a summary of certain provisions of the Partnership Agreement, are set forth below. The following description of the terms and provisions of the OP Units and certain other matters does not purport to complete and is subject to and qualified in its entirety by reference to applicable provisions of Maryland law and the Partnership Agreement.

MANAGEMENT

The Operating Partnership is organized as a Delaware limited partnership with AGH GP, as general partner, AGH LP, as a limited partner, and certain other persons, as additional limited partners (the "Partnership Agreement"). Pursuant to the Partnership Agreement, AGH GP, as the sole general partner of the Operating Partnership (the "General Partner"), has full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, and the Limited Partners in their capacity as such have no authority to transact business for, or participate in the management activities or decisions of, the Operating Partnership. However, any amendment to the Partnership Agreement, other than amendments that (i) add to the obligations of the General Partner, (ii) reflect the admission or withdrawal of partners, (iii) set forth the rights or preferences of additional partnership interests issued by the Operating Partnership, (iv) reflect a change that does not adversely affect Limited Partner, and (v) are necessary to satisfy legal requirements, requires the consent of Limited Partners holding more than 50.0% of the OP Units held by such Limited Partners. The consent of each adversely affected partner is required for any amendment that would affect a Limited Partner's liability or right to receive distributions or that would dissolve the Operating Partnership prior to December 31, 2046 (other than as a result of certain mergers or consolidations).

TRANSFERABILITY OF INTERESTS

Subject to limited exceptions, AGH GP and AGH LP may not voluntarily withdraw from the Operating Partnership or transfer or assign their interests in the Operating Partnership unless the transaction in which such withdrawal or transfer occurs results in the Limited Partners' receiving property in an amount equal to the amount they would have received had they exercised their Exchange Rights immediately prior to such transaction, or unless the successors to AGH GP and AGH LP contribute substantially all of their assets to the Operating Partnership in return for an interest in the Operating Partnership. With certain exceptions, the Limited Partners may transfer their OP Units, in whole or in part, without the consent of the General Partner.

CAPITAL CONTRIBUTION

The Partnership Agreement provides that if the Operating Partnership requires additional funds at any time or from time to time in excess of funds available to the Operating Partnership from borrowing or capital contributions, the Company may borrow such funds from a financial institution or other lender and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to the Company's borrowing of such funds. Under the Partnership Agreement, the Company generally is obligated to contribute, through AGH GP and AGH LP, the proceeds of any stock offering as additional capital to the Operating

Partnership. Moreover, the Company is authorized, through AGH GP and AGH LP, to cause the Operating Partnership to issue partnership interests for less than fair market value if the Company has concluded in good faith that such issuance is in the best interests of the Company and the Operating Partnership. If the Company so contributes additional capital to the Operating Partnership, AGH GP and AGH LP will receive additional OP Units, and their percentage interests in the Operating Partnership will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions. Conversely, the percentage interests of the Limited Partners, other than AGH LP, will be decreased on a proportionate basis in the event of additional capital contributions by the Company.

EXCHANGE RIGHTS

Pursuant to the Exchange Rights Agreement among the Company, the Operating Partnership and the Limited Partners other than AGH LP, such Limited Partners received rights (the "Exchange Rights") that enable them to cause the Operating Partnership to exchange each OP Unit for cash equal to the value of one share of Common Stock (or, at the Company's election, the Company may purchase each OP Unit offered for exchange for one share of Common Stock). The Company may not satisfy a Limited Partner's Exchange Right by delivery of Common Stock, if and to the extent that the delivery of Common Stock upon exercise of such rights would (i) be prohibited under the Charter, (ii) otherwise jeopardize the REIT status of the Company, or (iii) cause the acquisition of shares of Common Stock by such exchanging Limited Partner to be "integrated" with any other distribution of shares of Common Stock for purposes of complying with the Securities Act. A Limited Partner may not exercise the Exchange Rights for less than 1,000 OP Units or, if such Limited Partner holds less than 1,000 OP Units, for all of the OP Units held by such Limited Partner.

REGISTRATION RIGHTS

Pursuant to the Registration Rights Agreements among the Company and the Limited Partners other than AGH LP (the "Registration Rights Agreements"), the Limited Partners have certain rights to require the registration for resale of the shares of Common Stock held by them or received by them upon exchange of their OP Units. Such rights include the right to include such shares in the registration statement of which this Prospectus is a part. The Company is required to bear the costs of such registration statements exclusive of underwriting discounts, commissions and certain other costs attributable to, and to be borne by, the selling stockholders.

OPERATIONS

The Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed under the Code and to ensure that the Operating Partnership will not be classified as a "publicly traded partnership" for purposes of section 7704 of the Code.

In addition to the administrative and operating costs and expenses incurred by the Operating Partnership, the Operating Partnership pays all administrative costs and expenses of the Company, AGH GP and AGH LP (the "Company Expenses"), and the Company Expenses are treated as expenses of the Operating Partnership. The Company Expenses generally include (i) all expenses relating to the formation of the Company and the Operating Partnership, (ii) all expenses relating to the public offering and registration of securities by the Company,
(iii) all expenses associated with the preparation and filing of any periodic reports by the Company under federal, state or local laws or regulations, (iv) all expenses associated with compliance by the Company, AGH GP and AGH LP with laws, rules and regulations promulgated by any regulatory body and (v) all other operating or administrative costs of AGH GP incurred in the ordinary course of its business on behalf of the Operating Partnership. The Company Expenses, however, do not include any administrative and operating costs and expenses incurred by the Company that are attributable to hotel properties or partnership interests in a

Subsidiary Partnership that are owned by the Company directly rather than through the Operating Partnership. The Company does not own any of the Hotels directly.

DISTRIBUTIONS AND ALLOCATIONS

The Partnership Agreement provides that the Operating Partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the Operating Partnership's property in connection with the liquidation of the Operating Partnership) on a quarterly (or, at the election of the General Partner, more frequent) basis, in amounts determined by the General Partner in its sole discretion, to the partners in accordance with their respective percentage interests in the Operating Partnership. Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the Operating Partnership, including any partner loans, any remaining assets of the Operating Partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances.

Profit and loss of the Operating Partnership for each fiscal year of the Operating Partnership generally will be allocated among the partners in accordance with their respective interests in the Operating Partnership. Taxable income and loss will be allocated in the same manner, subject to compliance with the provisions of Code sections 704(b) and 704(c) and the Treasury Regulations promulgated thereunder.

TERM

The Operating Partnership will continue until December 31, 2046, or until sooner dissolved upon (i) the withdrawal of the General Partner (unless a majority of remaining partners elect to continue the business of the Operating Partnership),
(ii) the election by the General Partner to dissolve the Operating Partnership (which election, prior to December 31, 2046, requires the consent of a majority of the Limited Partners other than AGH LP), (iii) the entry of a decree of judicial dissolution of the Operating Partnership, (iv) the sale of all or substantially all the assets and properties of the Operating Partnership, or (v) the bankruptcy or insolvency of AGH GP, unless all of the remaining partners elect to continue the business of the Operating Partnership.

TAX MATTERS

Pursuant to the Partnership Agreement, the General Partner will be the tax matters partner of the Operating Partnership and, as such, will have authority to handle tax audits and to make tax elections under the Code on behalf of the Operating Partnership.

                       FEDERAL INCOME TAX CONSIDERATIONS

The Company operates in such a manner so as to meet the Code requirements for qualification as a REIT for federal income tax purposes. However, no assurance can be given that such requirements will be met or that the Company will be so qualified at any time. Based on various assumptions relating to the organization and operation of the Company and the Operating Partnership and representations made by the Company and the Operating Partnership as to certain factual matters, including matters related to the organization and operation of the Company, the Operating Partnership and the Subsidiary Partnerships, in the opinion of Counsel, Battle Fowler LLP, the Company qualifies to be taxed as a REIT under the Code commencing with its taxable year ending December 31, 1996 and the Operating Partnership and the Subsidiary Partnerships will be treated as partnerships for federal income tax purposes. Counsel will not review the Company's operating results and no assurance can be given that the Company's actual operating results will meet the REIT requirements on a continuing basis.

The opinions described herein represent Counsel's best legal judgment as to the most likely outcome of an issue if the matter were litigated. Opinions of counsel have no binding effect or official status of any kind, and in the absence of a ruling from the IRS, there can be no assurance that the IRS will not challenge the conclusion or propriety of any of Counsel's opinions. The Company does not intend to apply for a ruling from the IRS that it qualifies as a REIT.

The following summary includes a discussion of the material federal income tax considerations associated with an investment in the Common Stock being sold in the Offering. The summary should not be construed as tax advice. The provisions governing treatment as a REIT are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, the rules and regulations promulgated thereunder and administrative and judicial interpretations thereof. Moreover, this summary does not deal with all tax aspects that might be relevant to a particular prospective stockholder in light of his personal circumstances and it does not deal with particular types of stockholders that are subject to special treatment under the Code, such as tax-exempt organizations, insurance companies, financial institutions or broker-dealers, and (with the exception of the general discussion below) foreign corporations and persons who are not citizens or residents of the United States.

EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON STOCK, OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

REQUIREMENTS FOR QUALIFICATION AS A REIT

In General. Under the Code, a trust, corporation or unincorporated association meeting certain requirements (see "--Structural Requirements") may elect to be treated as a REIT for purposes of federal income taxation. If a valid election is made, then, subject to certain conditions, the Company's income which is distributed to its stockholders generally will be taxed to such stockholders without being subject to tax at the Company level. This substantially eliminates the "double taxation" (taxation at both the corporate and stockholder levels) that typically results from the use of corporate investment vehicles. However, the Company will be taxed at regular corporate rates on any of its income that is not distributed to the stockholders. (See "--Taxation of the Company.") Once made, the election to be taxed as a REIT continues in effect until voluntarily revoked or automatically terminated by the Company's failure to qualify as a REIT for a taxable year. If the Company's election to be treated as a REIT is terminated automatically or is voluntarily revoked, the Company will not be eligible to elect such status until the fifth taxable year after the first taxable year for which the Company's election was terminated. However, in the event such election is terminated automatically, the four-year prohibition on a subsequent election to be taxed as a REIT is not applicable if (i) the Company did not willfully fail to file a timely return with respect to the termination taxable year, (ii) the inclusion of any incorrect information in such return was not due to fraud with intent to evade tax, and (iii) the Company establishes that its failure to meet the requirements was due to reasonable cause and not to willful neglect.

The Company will make an election to be treated as a REIT commencing with its taxable year ending December 31, 1996.

Structural Requirements.  To be eligible to be taxed as a REIT, the Company must satisfy certain structural and organizational requirements. Among the requirements are the following: (i) the shares of Common Stock must be transferable, (ii) the shares of Common Stock must be held by 100 or more persons during at least 335 days of a taxable year of twelve months (or during a proportionate part of a taxable year of less than twelve months) (the "100-person requirement"), and (iii) no more than 50% of the value of the outstanding shares of Common Stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of each taxable year (the "five or fewer" requirement). The requirements of (ii) and (iii) are not applicable to the first taxable year for which the Company makes an election to be treated as a REIT. However, the Company believes that it has issued a sufficient amount of Common Stock with sufficient diversity of ownership so that requirements (ii) and (iii) are satisfied. The Company expects, and intends to take all necessary measures within its control to ensure, that the beneficial ownership of the Company will at all times be held by 100 or more persons. In addition, the Company's Charter contains certain restrictions on the ownership and transfer of the Company's stock which are designed to help ensure that the Company will be able to satisfy the "five or fewer" requirement. If the Company were to fail to satisfy the "five or fewer" requirement, the Company's status as a REIT would terminate, and the Company would not be able to prevent such termination.
See "--Failure to Qualify as a REIT" and "Description of Capital Stock-- Restrictions on Transfer."

If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and such items of the REIT itself. A "qualified REIT subsidiary" is a corporation all of the stock of which has been owned by the REIT from the commencement of such corporation's existence. The Company has two wholly owned subsidiary corporations, AGH GP and AGH LP, which are "qualified REIT subsidiaries." Consequently, AGH GP and AGH LP will not be subject to federal corporate income taxation, although they may be subject to state and local taxation. The Company also may have additional corporate subsidiaries in the future.

Income Tests. In order to qualify and to continue to qualify as a REIT, the Company must satisfy three income tests for each taxable year. First, at least 75% of the Company's annual gross income (excluding annual gross income from certain sales of property held primarily for sale to customers in the ordinary course of business) must be derived directly or indirectly from investments relating to real property or mortgages on real property or certain temporary investments. Second, at least 95% of the Company's annual gross income (excluding gross income from certain sales of property held primarily for sale in the ordinary course of business) must be derived directly or indirectly from any of the sources qualifying for the 75% test and from dividends, interest, and gain from the sale or disposition of stock or securities. Third, subject to certain exceptions in the year in which the Company is liquidated, (i) short-term gains from sales of stock or securities, (ii) gains from sales of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business and (iii) gains from the sale or other taxable disposition of real property (including interests in real property and mortgages on real property) held for less than four years (other than from involuntary conversions and foreclosure property) must represent in the aggregate less than 30% of the Company's annual gross income. In applying these tests, because the Company is a partner in the Operating Partnership, which is in turn a partner, either directly or indirectly, in the Subsidiary Partnerships, the Company will be treated as realizing its proportionate share of the income and loss of these respective partnerships, as well as the character of such income or loss, and other partnership items, as if the Company owned its proportionate share of the assets owned by these partnerships directly.

Substantially all of the income received by the Company is expected to be rental income from the Rents. In order to qualify as "rents from real property" for purposes of satisfying the 75% and 95% gross income tests, several conditions must be satisfied. First, the amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will qualify as rents from real property if they are based on a fixed percentage of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if the Company or an owner of 10% or more of the Company, directly or constructively, owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, the Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from whom the Company derives no income. However, the "independent contractor" requirement does not apply to the extent the services rendered by the Company are customarily furnished or rendered in connection with the rental of the real property (i.e., services which are not considered rendered to the occupant of the property). Pursuant to the Participating Leases, the Lessee has leased from the Operating Partnership the land, buildings, improvements, furnishings, and equipment comprising the Hotels for a term of twelve years. The Participating Leases provide that the Lessee will be obligated to pay to the Operating Partnership (i) the greater of Base Rent or Participating Rent and (ii) Additional Charges. Participating Rent is calculated by multiplying fixed percentages by various revenue categories for each of the Hotels. Generally, both Base Rent and the thresholds in the Participating Rent formulas will be adjusted for inflation. Base Rent accrues and is required to be paid monthly. Participating Rent is payable quarterly, with a yearly adjustment based on actual results.

In order for Base Rent, Participating Rent, and Additional Charges to constitute "rents from real property," the Participating Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Participating Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including: (i) the intent of the parties, (ii) the form of the agreement, (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement), and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

In addition, Code section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property, (ii) the service recipient controls the property, (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in increases in the property's operating costs, or the recipient bears the risk of damage to or loss of the property), (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract, (v) the service provider does not use the property concurrently to provide significant services to entities related to the service recipient, and
(vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

Battle Fowler LLP is of the opinion that the Participating Leases will be treated as true leases for federal income tax purposes. Such opinion is based, in part, on the following facts: (i) the Operating Partnership or a Subsidiary

Partnership, as applicable, and the Lessee intend for their relationship to be that of a lessor and lessee and such relationship will be documented by lease agreements, (ii) the Lessee will have the right to exclusive possession and use and quiet enjoyment of the Hotels during the term of the Participating Leases,
(iii) the Lessee will bear the cost of, and be responsible for, day-to-day maintenance and repair of the Hotels and generally will control how the Hotels are operated and maintained, (iv) the Lessee will bear all of the costs and expenses of operating the Hotels (including the cost of any inventory used in their operation) during the term of the Participating Leases (other than real estate and personal property taxes, casualty insurance and capital improvements (determined in accordance with generally accepted accounting principles)), (v) the Lessee will benefit from any savings in the costs of operating the Hotels during the term of the Participating Leases, (vi) the Lessee will indemnify the Company against all liabilities imposed upon or asserted against the Company during the term of the Participating Leases by reason of, among other things,
(A) accident, injury to or death of persons, or loss of or damage to property occurring at the Hotels or (B) the Lessee's use, management, maintenance or repair of the Hotels, (vii) the Lessee is obligated to pay substantial fixed rent for the period of use of the Hotels, and (viii) the Lessee stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the Hotels.

Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Participating Leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, the opinion of Battle Fowler LLP with respect to the relationship between the Operating Partnership or a Subsidiary Partnership, as applicable, and the Lessee is based upon all of the facts and circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous. Opinions of counsel are not binding upon the IRS or any court, and there can be no complete assurance that the IRS will not assert successfully a contrary position. If the Participating Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Operating Partnership and the Subsidiary Partnerships receive from the Lessee would not be considered rent or would not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

As noted above, the Rents attributable to personal property leased in connection with the lease of the real property comprising a Hotel must not be greater than 15% of the Rents received under the Participating Lease. The Rents attributable to the personal property in a Hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the adjusted bases of the personal property in the Hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the Hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). With respect to each Hotel (or interest therein) that the Operating Partnership acquires for cash, the aggregate initial adjusted bases of the real and personal property generally will be allocated among real and personal property based on relative fair market values. The Participating Leases provide that the Adjusted Basis Ratio for each Hotel shall not exceed 15%. The Participating Leases further provide that the Lessee will cooperate in good faith and use its best efforts to prevent the Adjusted Basis Ratio for any Hotel from exceeding 15%, which cooperation includes the purchase by Lessee at fair market value of enough personal property at such Hotel so that the Adjusted Basis Ratio for such Hotel is less than 15%. In the event that the amount of personal property relating to certain of the Hotels will result in an Adjusted Basis Ratio in excess of 15% and therefore would cause a portion of the Rents received attributable to such Hotels to not qualify as rents from real property, the Operating Partnership will sell a portion of such personal property relating to such Hotels to the Lessee in exchange for the FF&E Note. In addition, the Participating Leases provide that if future renovations and refurbishments to a Hotel would cause the Adjusted Basis Ratio for such Hotel to exceed 15%, the Operating Partnership and/or a Subsidiary Partnership, if applicable, has the right to sell as much personal property to the Lessee as necessary so that the Adjusted Basis Ratio does not exceed 15% for such Hotel. The interest income derived from the FF&E Note will be qualifying income for the 95% gross income test but not for the 75% gross income test. Finally, amounts in the Company's reserve for capital expenditures may not be expended to acquire additional personal property for a Hotel to the extent that such acquisition would cause the Adjusted Basis Ratio for that Hotel to exceed 15%. The Company does not expect the Adjusted Basis Ratio for any Hotel to exceed 15% and therefore expects that the portion of rents received attributable to personal property will be treated as rents from real property. However, there can be no assurance that the IRS would not assert that the personal property acquired by the Operating Partnership or a Subsidiary Partnership had a value in excess of the appraised value, or that a court would not uphold such assertion. If such a challenge were successfully asserted, a portion of the rents received under the Participating Leases would not qualify as rents from real property. However, the Company does not expect such an amount, if any, when combined with any other income that is nonqualifying income for purposes of the 95% gross income test, to exceed 5% of the Company's annual gross income, which would cause the Company to lose its status as a REIT.

As noted earlier, in order to be treated as "rents from real property," the Participating Rent must not be based in whole or in part on the income or profits of any person. The Participating Rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the Participating Leases are entered into,
(ii) are not renegotiated during the term of the Participating Leases in a manner that has the effect of basing Participating Rent on income or profits, and (iii) conform with normal business practice. More generally, the Participating Rent will not qualify as "rents from real property" if, considering the Participating Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Participating Rent on income or profits. Since the Participating Rent is based on fixed percentages of the gross revenues from the Hotels that are established in the Participating Leases, and the Company has represented that the percentages (i) will not be renegotiated during the terms of the Participating Leases in a manner that has the effect of basing the Participating Rent on income or profits and (ii) conform with normal business practice, the Participating Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, if any, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above).

As noted above, rent received from a Related Party Tenant does not qualify as "rents from real property." Thus, the Company must not own, actually or constructively, 10% or more of the Lessee. Applicable constructive ownership rules generally provide that, if 10% or more in value of the stock of the Company is owned, directly or indirectly, by or for any person, the Company is considered as owning the stock owned, directly or indirectly, by or for such person. The Limited Partners of the Operating Partnership may acquire Common Stock (at the Company's option) by exercising their Exchange Rights. In addition, during the period of the Lessee Distribution Restriction, the Lessee will be required, subject to compliance with applicable securities laws, to purchase annually Common Stock on the open market or, if any such purchase would violate the ownership limitation in the Company's Charter, at the option of the Operating Partnership, OP Units from the Operating Partnership, in an amount equal to the Lessee's cash flow attributable to the Participating Leases for the preceding fiscal year (after establishing a reserve for partner tax distributions). In addition, Messrs. Jorns and Wiles are required to use 50% of the after-tax dividends received by them from AGHI that are attributable to AGHI's earnings from the management of hotels owned by the Company to purchase annually in the open market shares of Common Stock. The Exchange Agreement provides that the Company may not satisfy an exchanging Limited Partner's Exchange Right by delivery of Common Stock, if and to the extent the delivery of Common Stock upon the exercise of such rights would cause the Company to own, actually or constructively, 10% or more of the ownership interest in a tenant of the Company's, the Operating Partnership's or a Subsidiary Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code. The Charter likewise prohibits a stockholder of the Company from owning Common Stock that would cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's, the Operating Partnership's or a Subsidiary Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code. Thus, the Company should never own, actually or constructively, 10% of more of the Lessee. However, because the Code's constructive ownership rules for purposes of the Related Party Tenant rules are broad and it is not possible to monitor continually direct and indirect transfers of Common Stock, no absolute assurance can be given that such transfers or other events of which the Company has no knowledge will not cause the Company to own constructively 10% or more of the Lessee at some future date.

A fourth requirement noted above for qualification of the Rents as "rents from real property" is that the Company cannot furnish or render noncustomary services to the tenants of the Hotels, or manage or operate the Hotels, other than through an independent contractor who is adequately compensated and from whom the Company itself does not derive or receive any income. Provided that the Participating Leases are respected as true leases, the Company should satisfy this requirement, because AGHI, pursuant to the Management Agreements, will be performing services to such tenants for the Lessee, which will lease the Hotels from the Operating Partnership. Neither the Company, the Operating Partnership nor any Subsidiary Partnership will furnish or provide any services to a tenant, and none of such entities will contract with any other person to provide any such services. The Company has represented that if the Company decides to render noncustomary services to tenants in the future, it will do so through an independent contractor from which it will not receive any income.

If a portion of the Rents from a particular hotel property does not qualify as "rents from real property" because the amount attributable to personal property exceeds 15% of the total Rents for a taxable year, the portion of the Rents that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income tests. A portion of the Rent paid to the Company by the Lessee will be allocable to the Franchise Licenses. Appraisals obtained by the Company with respect to the Initial Hotels indicate that the Franchise Licenses with respect to the Initial Hotels represent less than 1.0% of the total value of the Company's assets. The Company is currently in the process of obtaining appraisals of the Franchise Licenses with respect to all hotels acquired after the Initial Hotels. Because the Company does not expect the total amount of Rents attributable to personal property plus any other non-qualifying income it receives (including any amounts attributable to the Franchise Licenses) to exceed 5% of its annual gross income, the Company's REIT status should not be affected. If, however, the Rents do not qualify as "rents from real property" because either (i) the Participating Rent is considered based on income or profits of the Lessee, (ii) the Company owns, actually or constructively, 10% or more of the Lessee, or (iii) the Company furnishes noncustomary services to the tenants of the Hotels, or manages or operates the Hotels, other than through a qualifying independent contractor, none of the Rents would qualify as "rents from real property." In that case, the Company likely would lose its REIT status because it would be unable to satisfy either the 75% or 95% gross income tests.

In addition to the Rents, the Lessee is required to pay to the Operating Partnership Additional Charges. To the extent that Additional Charges represent either (i) reimbursements of amounts that the Lessee is obligated to pay to third parties or (ii) penalties for nonpayment or late payment of such amounts, Additional Changes should qualify as "rents from real property." To the extent, however, that Additional Charges represent interest that is accrued on the late payment of the Rents or Additional Charges, Additional Charges would not qualify as "rents from real property," but instead would be treated as interest that qualifies for the 95% gross income test.

Based on the foregoing, the Rents and the Additional Charges should qualify as "rents from real property" for purposes of the 75% and 95% gross income tests, except to the extent that the Additional Charges represent interest that is accrued on the late payment of the Rents or the Additional Charges (which will be qualifying gross income for the 95% test but not the 75% test).

The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, interest from a loan that is based on the residual cash proceeds from sale of the property securing the loan will be treated as gain from the sale of the secured property.

It is possible that, from time to time, the Company, the Operating Partnership or a Subsidiary Partnership will enter into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms. If the Company, the Operating Partnership or a Subsidiary Partnership enters into an interest rate swap or cap contract to hedge any variable rate indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not for the 75% gross income test. Furthermore, any such contract would be considered a "security" for purposes of applying the 30% gross income test. To the extent that the Company, the Operating Partnership or a Subsidiary Partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

If the sum of the income realized by the Company (whether directly or through its interest in the Operating Partnership or the Subsidiary Partnerships) which does not satisfy the requirements of the 95% gross income test (collectively, "Non-Qualifying Income"), exceeds 5% of the Company's gross income for any taxable year, the Company's status as a REIT would be jeopardized. The Company has represented that the amount of its Non-Qualifying Income will not exceed 5% of the Company's annual gross income for any taxable year.

If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if the Company's failure to meet such tests was due to reasonable cause and not to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not supplied fraudulently with the intent to evade tax. It is not possible to specify the circumstances under which the Company may be entitled to the benefit of these relief provisions. Even if these relief provisions apply, a 100% tax is imposed on the net income attributable to the greater of the amount by which the Company failed the 75% test or the 95% test. Failure to comply with the 30% gross income test is not excusable; therefore, if the Company fails to meet the requirements of the 30% gross income test, its status as a REIT automatically terminates regardless of the reason for such failure.

Asset Tests. At the close of each quarter of its taxable year, the Company also must satisfy two tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including its allocable share of real estate assets held by the Operating Partnership and the Subsidiary Partnerships), stock or debt instruments held for not more than one year purchased with the proceeds of an issuance of stock or long-term (at least five years) debt of the Company, cash, cash items and government securities. Second, no more than 25% of the Company's total assets may be represented by securities other than those that can satisfy the 75% asset test described in the preceding sentence. Of the investments included in the 25% asset class, the value of any one issuer's securities (excluding shares in qualified REIT subsidiaries such as AGH GP and AGH LP or another REIT and excluding partnership interests such as those in the Operating Partnership and in any Subsidiary Partnerships) owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary or another REIT and excluding partnership interests). The Company has represented that, as of the date of the Offering, (i) at least 75% of the value of its total assets will be represented by real estate assets, cash and cash items (including receivables), and government securities and (ii) it will not own any securities that do not satisfy the 25% asset requirement. In addition, the Company has represented that it will not acquire or dispose, or cause the Operating Partnership or a Subsidiary Partnership to acquire or dispose, of assets in the future in a way that would cause it to violate either asset requirement. See "--Other Tax Considerations--State and Local Taxes."

Annual Distribution Requirements. In order to qualify as a REIT, the Company must distribute to the holders of shares of Common Stock an amount at least equal to (A) the sum of 95% of (i) the Company's "real estate investment trust taxable income" (computed without regard to the deduction for dividends paid and excluding any net capital gain) plus (ii) the excess of the net income, if any, from foreclosure property over the tax on such income, minus (B) the excess of the sum of certain items of non-cash income (income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable over 5% of the amount determined under clause (i) above). Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular distribution date after such declaration. The amount distributed must not be preferential-- i.e., each holder of shares of Common Stock must receive the same distribution per share. A REIT may have more than one class of stock, as long as distributions within each class are pro rata and non-preferential. Such distributions are taxable to holders of Common Stock (other than tax-exempt entities or nontaxable persons, as discussed below) in the year in which paid, even though such distributions reduce the Company's taxable income for the year in which declared. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "real estate investment trust taxable income," it will be subject to tax thereon at regular corporate tax rates. Finally, as discussed below, the Company may be subject to an excise tax if it fails to meet certain other distribution requirements.

The Company expects, and intends to take measures within its control, to make quarterly distributions to the holders of shares of Common Stock in an amount sufficient to satisfy the requirements of the annual distribution test. In this regard, the Partnership Agreement authorizes AGH GP, as general partner, to take such steps as are necessary to distribute to the partners of the Operating Partnership an amount sufficient to permit the Company to meet the annual distribution requirements. However, it is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to timing differences between
(i) the actual receipt of income and actual payment of deductible expenses and
(ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or if the amount of nondeductible expenses, such as principal amortization or capital expenditures exceeds the amount of noncash deductions, such as depreciation. In the event that such timing differences occur, the Company may find it necessary to cause the Operating Partnership to arrange for borrowings or liquidate some of its investments in order to meet the annual distribution requirement, or attempt to declare a consent dividend, which is a hypothetical distribution to holders of shares of Common Stock out of the earnings and profits of the Company. The effect of such a consent dividend (which, in conjunction with dividends actually paid, must not be preferential to those holders who agree to such treatment) would be that such holders would be treated for federal income tax purposes as if they had received such amount in cash and they then had immediately contributed such amount back to the Company as additional paid-in capital. This would result in taxable income to those holders without the receipt of any actual cash distribution but would also increase their tax basis in their shares of Common Stock by the amount of the taxable income recognized.

If the Company fails to meet the 95% distribution test due to an adjustment to the Company's income by reason of a judicial decision or by agreement with the IRS, the Company may pay a "deficiency dividend" to holders of shares of Common Stock in the taxable year of the adjustment, which dividend would relate back to the year being adjusted. In such case, the Company also would be required to pay interest plus a penalty to the IRS. However, a deficiency dividend cannot be used to meet the 95% distribution test if the failure to meet such test was due to the Company's failure to distribute sufficient amounts to the holders of shares of Common Stock.

In addition, if the IRS successfully challenged the Company's deduction of all or a portion of the salary and bonus it pays to officers who are also holders of shares of Common Stock, such payments could be recharacterized as dividend distributions to such employees in their capacity as stockholders. If such distributions were viewed as preferential distributions, they would not count toward the 95% distribution test.

FAILURE TO QUALIFY AS A REIT

The Company's treatment as a REIT for federal income tax purposes will be terminated automatically if the Company fails to meet the requirements described above and any available relief provisions do not apply. In such event, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and distributions to holders of shares of Common Stock will not be deductible by the Company. All distributions to holders of shares of Common Stock will be taxable as ordinary income to the extent of current and accumulated earnings and profits of the Company and distributions in excess thereof will be treated first as a tax free return of capital (to the extent of a holder's tax basis in his shares of Common Stock) and then as gain realized from the sale of shares of Common Stock. Corporate stockholders will be eligible for the dividends received deduction to the extent that distributions are made out of earnings and profits. As noted above, the Company will not be eligible to elect REIT status again until the beginning of the fifth taxable year after the year during which the Company's qualification was terminated, unless the Company meets certain relief requirements. Failure to qualify for even one year could result in the Company incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting corporate income taxes.

TAXATION OF THE COMPANY

In General. For any taxable year in which the Company qualifies as a REIT, it will generally not be subject to federal income tax on that portion of its REIT taxable income which is distributed to stockholders (except income or gain with respect to foreclosure property, which will be taxed at the highest corporate rate--currently 35%). If the Company were to fail to qualify as a REIT, it would be taxed at rates applicable to corporations on all its income, whether or not distributed to holders of shares of Common Stock. Even if it qualifies as a REIT, the Company will be taxed on the portion of its REIT taxable income which it does not distribute to the holders of shares of Common Stock, such as taxable income retained as reserves.

100 Percent Tax. The Company will be subject to a 100% tax on (i) the greater of the net income attributable to the amount by which it fails the 75% income test or the 95% income test; and (ii) any net income derived from a "prohibited transaction" (i.e., the sale of "dealer" property by the Company). The imposition of any such tax on the Company would reduce the amount of cash available for distribution to holders of shares of Common Stock.

A "dealer" is one who holds property primarily for sale to customers in the ordinary course of its trade or business. All inventory required in the operation of the Hotels will be owned by the Lessee under the terms of the Participating Leases. Accordingly, the Company believes no asset owned by the Company, the Operating Partnership or a Subsidiary Partnership is held for sale to customers and that a sale of any such asset will not be in the ordinary course of business of the Company, the Operating Partnership or a Subsidiary Partnership. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. Nevertheless, the Company will attempt to comply with the terms of safe harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company can comply with the safe harbor provisions of the Code or avoid owning property that may be characterized as property held primarily for sale to customers in the ordinary course of a trade or business. Because a determination of "dealer status" is necessarily dependent upon facts which will occur in the future, Counsel cannot render an opinion on this issue.

Tax on Net Income from Foreclosure Property. The Company will be subject to a tax at the highest rate applicable to corporations (currently 35%) on any "net income from foreclosure property." "Foreclosure property" is property acquired by the Company as a result of a foreclosure proceeding or by otherwise reducing such property to ownership by agreement or process of law. "Net income from foreclosure property" is the gross income derived during the taxable year from foreclosure property, less applicable deductions, but only to the extent such income does not qualify under the 75% income test and 95% income test. As a result of the rules with respect to foreclosure property, if the Lessee defaults on its obligations under a Participating Lease for a Hotel, the Company terminates the Participating Lease, and the Company is unable to find a replacement lessee for such Hotel within 90 days of such foreclosure, gross income from hotel operations conducted by the Company from such Hotel would cease to qualify for the 75% and 95% gross income tests and, thus, the Company would fail to qualify as a REIT. However, although it is unclear under the Code, if the hotel operations were conducted by an independent contractor, it may be possible for the Hotel to cease to be foreclosure property two years after such foreclosure, (which period could be extended an additional four years).

Alternative Minimum Tax. The Company will be subject to the alternative minimum tax on undistributed items of tax preference allocable to it. Code Section 59(d) authorizes the Treasury to issue regulations allocating items of tax preference between a REIT and its stockholders. Such regulations have not yet been issued; however, the Company does not anticipate any significant items of tax preference.

Excise Tax. In addition to the tax on any undistributed income, the Company would also be subject to a 4% excise tax on the amount if any by which (i) the sum of (A) 85% of its REIT taxable income for a calendar year, (B) 95% of any net capital gain for such year and (C) any undistributed amounts (for purpose of avoiding this excise tax) from prior years, exceeds (ii) the amount actually distributed by the Company to holders of shares of Common Stock during the calendar year (or declared as a dividend during the calendar year, if distributed during the following January) as ordinary income dividends. The imposition of any excise tax on the Company would reduce the amount of cash available for distribution to holders of shares of Common Stock. The Company intends to take all necessary measures within its control to avoid imposition of the excise tax.

Tax on Built-In Gain of Certain Assets. If a C corporation elects to be taxed as a REIT, or if assets of a C corporation are transferred to a REIT in a transaction in which the REIT has a carryover basis in the assets acquired, such C corporation generally will be treated as if it sold all of its assets to such REIT at their respective fair market values and liquidated immediately thereafter, recognizing and paying tax on all gain. However, under such circumstances under present law, the REIT is permitted to make an election under which the C corporation will not recognize gain and instead the REIT will be required to recognize gain and pay any tax thereon only if it disposes of such assets during the subsequent 10-year period (the "10-Year Rule"). The Company intends to make the appropriate election to obtain the above-described tax consequences. Thus, if the Company acquires any asset from a C corporation as a result of a merger or other nontaxable exchange, and the Company recognizes gain on the disposition of such asset during the 10-year period following acquisition of the asset, then such gain will be subject to tax at the highest regular corporate rate to the extent the Built-In Gain (the excess of (a) the fair market value of such asset as of the date of acquisition over (b) the Company's adjusted basis in such asset as of such date) on the sale of such asset exceeds any Built-In Loss arising from the disposition during the same taxable year of any other assets acquired in the same transaction, where Built-In Loss equals the excess of (x) the Company's adjusted basis in such other assets as of the date of acquisition over (y) the fair market value of such other assets as of such date.

TAXATION OF STOCKHOLDERS

Taxable U.S. Stockholders

Dividend Income. Distributions from the Company (other than distributions designated as capital gains dividends) will be taxable to holders of shares of Common Stock which are not tax-exempt entities as ordinary income to the extent of the current or accumulated earnings and profits of the Company. Distributions from the Company which are designated (by notice to stockholders within 30 days after the close of the Company's tax year or with its annual report) as capital gains dividends by the Company will be taxed as long-term capital gains to taxable holders of shares of Common Stock to the extent that they do not exceed the Company's actual net capital gain for the taxable year. Holders of shares of Common Stock that are corporations may be required to treat up to 20% of any such capital gains dividends as ordinary income. Such distributions, whether characterized as ordinary income or as capital gain, are not eligible for the 70% dividends received deduction for corporations.

Distributions from the Company to holders which are not designated as capital gains dividends and which are in excess of the Company's current and accumulated earnings and profits are treated as a return of capital to such holders and reduce the tax basis of a holder's shares of Common Stock (but not below zero). Any such distribution in excess of the tax basis is taxable to any such holder that is not a tax-exempt entity as gain realized from the sale of the shares of Common Stock, taxable as described below.

The declaration by the Company of a consent dividend would result in taxable income to consenting holders of shares of Common Stock (other than tax-exempt entities) without any corresponding cash distributions. See "--Requirements for Qualification as a REIT--Annual Distribution Requirements."

Portfolio Income. Dividends paid to holders of shares of Common Stock will be treated as portfolio income. Such income therefore will not be subject to reduction by losses from passive activities (i.e., any interest in a rental activity or in a trade or business in which the holder does not materially participate, such as certain interests held as a limited partner) of any holder who is subject to the passive activity loss rules. Such distributions will, however, be considered investment income which may be offset by certain investment expense deductions.

No Flow-Through of Losses. Holders of shares of Common Stock will not be permitted to deduct any net operating losses or capital losses of the Company.

Sale of Shares. A holder of shares of Common Stock who sells shares will recognize taxable gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such shares. Gain or loss recognized by a holder of shares of Common Stock who is not a dealer in securities and whose shares have been held for more than one year will generally be taxable as long-term capital gain or loss.

Back-up Withholding. Distributions from the Company will ordinarily not be subject to withholding of federal income taxes, except as discussed under "Foreign Stockholders." Withholding of income tax at a rate of 31% may be required, however, by reason of a failure of a holder of shares of Common Stock to supply the Company or its agent with the holder's taxpayer identification number. Such "backup" withholding also may apply to a holder of shares of Common Stock who is otherwise exempt from backup withholding (including a nonresident alien of the United States and, generally, a foreign entity) if such holder fails to properly document his status as an exempt recipient of distributions. Each holder will therefore be asked to provide and certify his correct taxpayer identification number or to certify that he is an exempt recipient.

TAX-EXEMPT STOCKHOLDERS

Non-taxability of Dividend Income. In general, a holder of shares of Common Stock which is a tax-exempt entity will not be subject to tax on distributions from the Company. The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income ("UBTI") when received by certain tax-exempt entities. Thus, distributions paid to a holder of shares of Common Stock which is a tax-exempt entity and gain on the sale of shares of Common Stock by a tax-exempt entity (other than those tax-exempt entities described below) will not be treated as UBTI, even if the Company incurs indebtedness in connection with the acquisition of real property (through its percentage ownership of the Operating Partnership and the Subsidiary Partnerships) provided that the tax-exempt entity has not financed the acquisition of its shares of Common Stock of the Company.

For tax-exempt entities which are social clubs, voluntary employee beneficiary associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the UBTI generated by its investment in the Company. Such prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

In the case of a "qualified trust" (generally, a pension or profit-sharing trust) holding shares in a REIT, the beneficiaries of such a trust are treated as holding shares in the REIT in proportion to their actuarial interests in the qualified trust, instead of treating the qualified trust as a single individual (the "look through exception"). A qualified trust that holds more than 10% of the shares of a REIT is required to treat a percentage of REIT dividends as UBTI if the REIT incurs debt to acquire or improve real property. This rule applies, however, only if (i) the qualification of the REIT depends upon the application of the "look through" exception (described above) to the restriction on REIT shareholdings by five or fewer individuals, including qualified trusts (see "Description of Capital Stock--Restrictions on Transfer"), and (ii) the REIT is "predominantly held" by qualified trusts, i.e., if either (x) a single qualified trust held more than 25% by value of the interests in the REIT or (y) one or more qualified trusts, each owning more than 10% by value, held in the aggregate more than 50% of the interests in the REIT. The percentage of any dividend paid (or treated as paid) to such a qualified trust that is treated as UBTI is equal to the amount of modified gross income (gross income less directly connected expenses) from the unrelated trade or business of the REIT (treating the REIT as if it were a qualified trust), divided by the total modified gross income of the REIT. A de minimis exception applies where the percentage is less than 5%. Because the Company expects the shares of Common Stock to be widely held, this provision should not result in UBTI to any tax-exempt entity.

Foreign Stockholders

The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, foreign estates and foreign trusts (collectively, "Foreign Investors") are complex, and no attempt will be made herein to provide more than a summary of such rules. Prospective Foreign Investors should consult their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in the shares of Common Stock, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

Foreign Investors which are not engaged in the conduct of a business in the United States and who purchase shares of Common Stock will generally not be considered as engaged in the conduct of a trade or business in the United States by reason of ownership of such shares. The taxation of distributions by the Company to Foreign Investors will depend upon whether such distributions are attributable to operating income or are attributable to sales or exchanges by the Company of its United States Real Property Interests ("USRPIs"). USRPIs are generally direct interests in real property located in the United States and interests in domestic corporations in which the fair market value of its USRPIs exceeds a certain percentage.

The Company anticipates that a substantial portion of the distributions to holders of shares of Common Stock will be attributable to receipt of Rent by the Company. To the extent that such distributions do not exceed the current or accumulated earnings and profits of the Company, they will be treated as dividends and will be subject to a withholding tax equal to 30% of the gross amount of the dividend, which tax will be withheld and remitted to the IRS by the Company. Such 30% rate may be reduced by United States income tax treaties in effect with the country of residence of the Foreign Investor; however, a Foreign Investor must furnish a completed IRS Form 1001 to the Company to secure such a reduction. Distributions in excess of the Company's earnings and profits will be treated as a nontaxable return of capital to a Foreign Investor to the extent of the basis of his shares of Common Stock, and any excess amount will be treated as an amount received in exchange for the sale of his shares of Common Stock and treated under the rules described below for the sale of Common Stock.

Distributions which are attributable to net capital gains realized from the disposition of USRPIs (i.e., the Hotels) by the Company will be taxed as though the Foreign Investors were engaged in a trade or business in the United States and the distributions were gains effectively connected with such trade or business. Thus, a Foreign Investor would be entitled to offset its gross income by allowable deductions and would pay tax on the resulting taxable income at the graduated rates applicable to United States citizens or residents. For both individuals and corporations, the Company must withhold a tax equal to 35% of all dividends that could be designated by the Company as capital gain dividends. To the extent that such withholding exceeds the actual tax owed by the Foreign Investor, a Foreign Investor may claim a refund from the IRS.

The Company or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of non-foreign status on Form W-8 or Form W-9 to determine whether withholding is required on gains realized from the disposition of USRPIs. A domestic person (a "nominee") who holds shares of Common Stock on behalf of a Foreign Investor will bear the burden of withholding, provided that the Company has properly designated the appropriate portion of a distribution as a capital gain dividend.

It is anticipated that the shares owned directly or indirectly by Foreign Investors will be less than 50% in value of the shares of Common Stock and therefore the Company will be a "domestically controlled REIT." Accordingly, shares of Common Stock held by Foreign Investors in the United States will not be considered USRPIs and gains on sales of such shares will not be taxed to such Foreign Investors as long as the seller is not otherwise considered to be engaged in a trade or business in the United States. (The same rule applies to gains attributable to distributions in excess of the Foreign Investor's cost for its shares, discussed above.) Similarly, a foreign corporation not otherwise subject to United States tax which distributes shares of Common Stock to its stockholders will not be taxed under this rule.

The IRS is authorized to impose annual reporting requirements on certain United States and foreign persons directly holding USRPIs. The required reports are in addition to any necessary income tax returns, and do not displace existing reporting requirements imposed on Foreign Investors by the Agricultural Foreign Investment Disclosure Act of 1978 and the International Investment Survey Act of 1976. As of the date of this Prospectus, the IRS has not exercised its authority to impose reporting under this provision. Furthermore, because shares in a domestically controlled REIT do not constitute a USRPI, such reporting requirements are not expected to apply to a Foreign Investor in the Company. However, the Company is required to file an information return with the IRS setting forth the name, address and taxpayer identification number of the payee of distributions from the Company (whether the payee is a nominee or is the actual beneficial owner).

STATEMENT OF STOCK OWNERSHIP

The Company is required to demand annual written statements from the record holders of designated percentages of its shares of Common Stock disclosing the actual owners of the shares of Common Stock. The Company must also maintain, within the Internal Revenue District in which it is required to file its federal income tax return, permanent records showing the information it has received as to the actual ownership of such shares of Common Stock and a list of those persons failing or refusing to comply with such demand.

TAX ASPECTS OF THE OPERATING PARTNERSHIP

The following discussion summarizes certain federal income tax considerations applicable solely to the Company's investment in the Operating Partnership and the Subsidiary Partnerships. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as a Partnership. A substantial portion the Company's real estate investments will be made through the Operating Partnership and the Subsidiary Partnerships, certain of which will hold interests in other partnerships. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Instead, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax thereon, without regard to whether the partners receive cash distributions from the partnership. The Company will be entitled to include in its REIT taxable income its distributive share of the income of any partnership (including the Operating Partnership) in which it has an interest and to deduct its distributive share of the losses of any partnership (including the Operating Partnership) in which it has an interest only if each such partnership is classified for federal income tax purposes as a partnership rather than as an association taxable as a corporation.

Under recently issued regulations ("check the box regulations"), an organization with two or more members will be classified as a partnership on or after January 1, 1997 unless it elects to be treated as an association (and therefore taxable as a corporation) or falls within one of several specific provisions which define a corporation. For entities which were in existence prior to January 1, 1997 (such as the Operating Partnership and the Subsidiary Partnerships), the claimed classification by the entity will be respected for all periods prior to January 1, 1997 if (i) the entity had a reasonable basis for its claimed classification under the law prior to January 1, 1997; (ii) the entity and all members thereof recognized the federal tax consequence of any change in the entity's classification within the sixty (60) months prior to January 1, 1997; and (iii) neither the entity nor any member was notified in writing on or before May 8, 1996 that the classification of the entity was under examination (in which case the entity's classification would be determined in the examination). An exception to partnership classification under the "check the box regulations" exists for a "publicly traded partnership" (i.e., a partnership in which interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof). A publicly traded partnership is treated as a corporation unless at least 90% of the gross income of such partnership, for each taxable year the partnership is a publicly traded partnership, consists of "qualifying income." "Qualifying income" includes income from real property rents, gain from the sale or other disposition of real property, interest and dividends.

The IRS has issued final regulations providing limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all of the partnership interests are issued in a transaction that is not required to be registered under the Securities Act and
(ii) the partnership does not have more than 100 partners at any time during the taxable year (taking into account as a partner each person who indirectly owns an interest in the partnership through a partnership, grantor trust, or S corporation (a "flow-through entity"), but only if (a) substantially all the value of the beneficial owner's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership, and (b) a principal purpose of the use of the tiered arrangement is to permit the partnership to satisfy the 100-partner limitation).

All of the partnership interests in the Operating Partnership and the Subsidiary Partnerships have been issued in transactions that are not required to be registered under the Securities Act. In addition, the Operating Partnership and the Subsidiary Partnerships do not have more than 100 partners (even taking into account indirect ownership of such partnerships through partnerships, grantor trusts, and S corporations). Thus, the Operating Partnership and each Subsidiary Partnership should satisfy the Private Placement Exclusion.

None of the Operating Partnership and the Subsidiary Partnerships has requested and none intends to request, a ruling from the IRS that it will be classified as a partnership for federal income tax purposes. Instead, at the closing of the Offering, Battle Fowler LLP will deliver its opinion that, based on the provisions of the partnership agreement of the Operating Partnership and each Subsidiary Partnership, certain factual assumptions, and certain representations described in the opinion, the Operating Partnership and each Subsidiary Partnership pursuant to the provisions of the "check the box regulations" as well as the law prior to January 1, 1997 will be treated for federal income tax purposes as partnerships and not as associations taxable as corporations or as publicly traded partnerships. Unlike a tax ruling, an opinion of counsel is not binding upon the IRS, and no assurance can be given that the IRS will not challenge the status of the Operating Partnership and each Subsidiary Partnership as partnerships for federal income tax purposes. If such challenge were sustained by a court, the Operating Partnership and each Subsidiary Partnership would be treated as corporations for federal income tax purposes, as described below. In addition, the opinion of Battle Fowler LLP is based on existing law, which is to a great extent the result of administrative and judicial interpretation. No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in the opinion.

If for any reason any partnership in which the Company has an interest was taxable as a corporation rather than as a partnership for federal income tax purposes, the Company likely would not be able to satisfy the asset requirements for REIT status. See "--Requirements for Qualification as a REIT--Asset Tests." In addition, any change in the partnership status of such entities for tax purposes might be treated as a taxable event in which case the Company might incur a tax liability without any related cash distribution. See "--Income Taxation of the Operating Partnership and Its Partners--Basis in Operating Partnership Interest." Further, items of income and deduction of such partnerships would not pass through to its partners (including the Company), and such partners would be treated as stockholders for tax purposes. The partnerships in which the Company has an interest would be required to pay income tax at corporate tax rates on their net income, and distributions to their partners would constitute dividends that would not be deductible in computing the relevant entities' taxable income.

Under a regulatory "anti-abuse" rule (the "Anti-Abuse Rule"), the IRS may (i) recast a transaction involving the use of a partnership to reflect the underlying economic arrangement under the partnership provisions of the Code (the "Partnership Provisions"), or (ii) prevent the use of a partnership to circumvent the intended purpose of a Code provision. The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partnership interest. The example concludes that the use of the partnership is not inconsistent with the intent of the Partnership Provisions and, thus, cannot be recast by the IRS. However, the Exchange Rights do not conform in all respects to the exchange rights contained in the foregoing example. Moreover, the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances. As a result, there can be no assurance that the IRS will not attempt to apply the Anti-Abuse Rule to the Company. If the conditions of the Anti-Abuse Rule are met, the IRS is authorized to take appropriate enforcement action, including disregarding the Operating Partnership for federal income tax purposes or treating one or more of the partners as nonpartners. Any such action potentially could jeopardize the Company's status as a REIT.

INCOME TAXATION OF THE OPERATING PARTNERSHIP AND ITS PARTNERS

Operating Partnership Allocations. As noted above, the Company must include in its REIT taxable income its distributive share of the income and losses of any partnership in which it has an interest. Although the provisions of a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not have "substantial economic effect" or otherwise do not comply with the provisions of Section 704(b) of the Code and Treasury Regulations.

If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners in respect of such item. The allocations of taxable income and loss of partnerships in which the Company has an interest are intended to comply with the requirements of Section 704(b) of the Code and Treasury Regulations.

Basis in Operating Partnership Interest. The Company's adjusted tax basis in each of the partnerships in which it has an interest generally (i) will be equal to the amount of cash and the basis of any other property contributed to such partnership by the Company, (ii) will be increased by (a) its allocable share of such partnership's income and (b) its allocable share of any indebtedness of such partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) such partnership's loss and (b) the amount of cash and the fair market value of any property distributed to the Company, and by constructive distributions resulting from a reduction in the Company's share of indebtedness of such partnership.

If the Company's allocable share of the loss (or portion thereof) of any partnership in which it has an interest would reduce the adjusted tax basis of the Company's partnership interest in such partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss (or portion thereof) would not reduce the Company's adjusted tax basis below zero. To the extent that distributions from a partnership to the Company, or any decrease in the Company's share of the nonrecourse indebtedness of a partnership (each such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) would constitute taxable income to the Company. Such distributions and constructive distributions normally would be characterized as long-term capital gain if the Company's interest in such partnership has been held for longer than the long-term capital gain holding period (currently one year).

Depreciation Deductions Available to the Operating Partnership. The Company will allocate the cash purchase price of newly acquired hotels among land, building and personal property and will claim depreciation deductions based on prescribed tax depreciation rates.

OTHER TAX CONSIDERATIONS

State and Local Taxes. The tax treatment of the Company and holders of shares of Common Stock in states having taxing jurisdiction over them may differ from the federal income tax treatment. Accordingly, only a very limited discussion of state taxation of the Company, the shares of Common Stock or the holders of shares of Common Stock is provided herein, and no representation is made as to the tax status of the Company (other than with respect to the Texas franchise tax, as discussed below), the shares of Common Stock or the holders of shares of Common Stock in such states. However, holders of shares of Common Stock should note that certain states impose a withholding obligation on partnerships carrying on a trade or business in a state having partners who are not resident in such state. The Partnership Agreement contains a provision which permits the Operating Partnership to withhold a portion of a non-resident partner's distribution (e.g., a distribution to the Company) and to pay such withheld amount to the taxing state as agent for the non-resident partner. Most (but not all) states follow the Code in their taxation of REITs. In such states, the Company should generally not be liable for tax and should be able to file a claim for refund and obtain any withheld amount from the taxing state. However, due to the time value of money, the requirement of the Operating Partnership to withhold on distributions to the Company will reduce the yield on an investment in shares of Common Stock. Each holder of shares of Common Stock should consult his own tax advisor as to the status of the shares of Common Stock under the respective state tax laws applicable to him. In particular, Texas imposes a franchise tax upon corporations that do business in Texas. The Company is organized as a Maryland corporation and has an office in Texas. AGH LP is organized as a Nevada corporation and will not have any contacts with Texas other than ownership of its limited partnership interest in the Operating Partnership. The Operating Partnership is registered in Texas as a foreign limited partnership qualified to transact business in Texas.

The Texas franchise tax is imposed on a corporation doing business in Texas with respect to the corporation's net "taxable capital" (generally, financial accounting net worth, with certain adjustments) and its net "taxable earned surplus" (generally, a corporation's federal taxable income, with certain adjustments) apportioned to Texas. A corporation's taxable capital and taxable earned surplus are apportioned to Texas based on a fraction, the numerator of which is the corporation's gross receipts from business transacted in Texas, and the denominator of which is the corporation's gross receipts from its entire business, with the amount and timing of such gross receipts being generally determined in accordance with generally accepted accounting principles (in the case of "taxable capital") and the Code (in the case of taxable earned surplus). For purposes of determining the source of gross receipts, dividends and interest received by a corporation are generally apportioned based upon the state of incorporation of a corporate payor or a corporate debtor, respectively. A similar rule applies to receipts by a corporation from a limited liability company. Thus, interest and dividends received by a corporation from another corporation or distributions and interest received by a corporation from a limited liability company will not be treated as gross receipts from business transacted in Texas unless the payor is incorporated or organized, respectively, in Texas. To calculate the tax on net taxable capital, receipts reflecting the corporation's share of net profits from a partnership are apportioned to Texas if the partnership's principal place of business (the location of its day-to-day operations) is in Texas; however, if the corporation's share of the gross receipts from the partnership is treated as revenue of the corporation under generally accepted accounting principles, then the receipts of the partnership are apportioned based on normal apportionment rules as if the receipts were received directly by the corporation. For purposes of the tax on net taxable earned surplus, receipts are apportioned as though the corporation directly received the receipts from the underlying activities of the partnership. The franchise tax on "net taxable capital" ("taxable capital" apportioned to Texas) is imposed at the rate of .25% of a corporation's net taxable capital. The franchise tax rate on "net taxable earned surplus" ("taxable earned surplus" apportioned to Texas) is 4.5%. The Texas franchise tax is generally equal to the greater of the tax on "net taxable capital" and the tax on "net taxable earned surplus." The Texas franchise tax is not applied on a consolidated group basis. In addition, with respect to REITs organized as corporations, the Comptroller of Public Accounts (the "Comptroller") has taken the position administratively that the tax on net taxable earned surplus is determined based upon the income of such corporation prior to reduction for the dividends-paid deduction available to REITs. Any Texas franchise tax that the Company is required to pay will reduce the Cash Available for Distribution by the Company to its stockholders.

The Comptroller has issued a rule providing that a corporation is not considered to be doing business in Texas for purposes of the Texas franchise tax imposed on net taxable capital solely by virtue of its ownership of an interest as a limited partner in a limited partnership that does business in Texas. The same rule provides, however, that a corporation is considered to be doing business in Texas if it owns an interest as a general partner in a partnership that does business in Texas. A parallel rule for purposes of the tax on net taxable earned surplus, by negative implication, incorporates the taxable capital nexus standards, including the limited partner exception. The Comptroller has verified these results in private determinations. The Comptroller also has expressed informally its view that a corporation is not considered to be doing business in Texas for Texas franchise tax purposes merely because the corporation owns stock in another corporation that does business in Texas.

In accordance with these pronouncements by the Comptroller, AGH GP will be treated as doing business in Texas because it will be the general partner of the Operating Partnership, and the Operating Partnership will be doing business in Texas. Accordingly, AGH GP will be subject to the Texas franchise tax. The Company will be treated as doing business in Texas because it will have an office in Texas. Accordingly, the Company will be subject to the Texas franchise tax. However, the Company anticipates that its only source of gross receipts for Texas franchise tax purposes will be dividends from its two wholly owned qualified REIT subsidiaries, AGH GP and AGH LP, which are both Nevada corporations. Since dividends are sourced to the state of incorporation of a corporate payor for gross receipts apportionment purposes (although dividends received from another member of a consolidated group are not taken into account as a gross receipt or earned surplus for purposes of computing the franchise tax on net taxable earned surplus), the Company does not anticipate that any significant portion of its "taxable capital" or "taxable earned surplus" will be apportioned to Texas. As a result, the Company's Texas franchise tax liability is not expected to be substantial. Further, based on the pronouncements by the Comptroller, AGH LP will not be treated as doing business in Texas merely as a result of its status as a limited partner of the Operating Partnership. As long as AGH LP is not otherwise doing business in Texas, AGH LP should not be subject to the Texas franchise tax. Finally, two limited liability companies that have been formed to be general partners of the Subsidiary Partnerships likewise will be subject to the Texas franchise tax under the foregoing rules because they are treated like corporations for Texas franchise tax purposes and they have taxable nexus with Texas by virtue of being general partners in two Subsidiary Partnerships that own real property in Texas. However, since these limited liability companies only own 1.0% general partnership interests, the Texas franchise tax due from these entities will not be substantial. Two other limited liability companies have been formed, one of which will own a hotel located outside of Texas and the other of which will be the general partner in a limited partnership owning a hotel located outside of Texas. Thus, while these limited liability companies will be conducting activities that will create taxable nexus with Texas, these companies will generate all of their gross receipts from non-Texas sources and thus will not be required to pay a material amount of Texas franchise tax.

The Company has received a private determination from the Comptroller that verifies the foregoing Texas franchise tax consequences of this structure. There can be no assurance, however, that the Comptroller will not revoke the pronouncements upon which that determination is based. In addition, that determination will not be binding upon the Comptroller to the extent the Company or its subsidiaries fail to comply with the factual representations set forth in the determination.

The Operating Partnership and the Subsidiary Partnerships (other than the Subsidiary Partnership organized as a limited liability company) will not be subject to the Texas franchise tax under the laws in existence as of the date of this Prospectus. There can be no assurance, however, that the Texas legislature will not in the future expand the scope of the Texas franchise tax to apply to limited partnerships such as the Operating Partnership and the Subsidiary Partnerships organized as limited partnerships under state law.

Coopers & Lybrand L.L.P., special tax consultant to the Company ("Special Tax Consultant"), has reviewed the discussion in this section with respect to Texas franchise tax matters and is of the opinion that it accurately summarizes the Texas franchise tax matters expressly described herein. The Special Tax Consultant expresses no opinion on any other federal or state tax considerations affecting the Company or a holder of Common Stock, including, but not limited to, other Texas franchise tax matters not specifically discussed above.

Possible Legislative or Other Actions Affecting Tax Consequences; Possible Adverse Tax Legislation. Prospective stockholders should recognize that the present federal income tax treatment of an investment in the Company may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under legislative and administrative review, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Company.

Current Texas franchise tax law applies only to corporations and limited liability companies. Thus, partnerships engaged in business in Texas, including the Subsidiary Partnerships that own property in Texas, presently are not subject to the Texas franchise tax. The corporate general partners in those partnerships, however, are subject to the Texas franchise tax. It is expected that Texas legislators and/or the Comptroller will propose or recommend, as the case may be, statutory amendments subjecting all comparable limited partners to the franchise tax or expanding the application of the Texas franchise tax to include certain non-corporate businesses, specifically including partnerships, in the franchise tax base. It cannot be predicted whether such proposals will be adopted by the legislature. If such proposals are enacted, AGH LP and/or Subsidiary Partnerships that own property in Texas would be subjected to the then applicable Texas franchise tax.

                              PLAN OF DISTRIBUTION

    The Company may sell Securities in or outside the United States through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale. The Prospectus Supplement with respect to the Securities will set forth the terms of the offering of the Securities, including the name or names of any underwriters, dealers or agents, the initial public offering price, any underwriting discounts and other items constituting underwriters compensation, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the securities may be listed.

    Securities may be sold directly by the Company through agents designated by the Company from time to time at fixed prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters or agents to purchase the Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the Securities if any are purchased. The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Unless otherwise specified in the related Prospectus Supplement, the Common Stock Warrants will be a new issue with no established trading market, other than the Common Stock which is traded on the NYSE under the symbol "AGT." Any shares of Common Stock sold pursuant to a Prospectus Supplement will be approved for trading, upon notice of issuance, on the NYSE. It is possible that one or more underwriters may make a market in the Common Stock Warrants, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Common Stock Warrants.

    Under agreements into which the Company may enter, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

    In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

                                    EXPERTS

The Consolidated Financial Statements of American General Hospitality Corporation as of December 31, 1996 and for the period from July 31, 1996 through December 31, 1996 and the related financial statement schedule; the Financial Statements of AGH Leasing, L.P. as of December 31, 1996 and for the period from July 31, 1996 through December 31, 1996 and the Combined Financial Statements of the AGH Predecessor Hotels as of December 30, 1994, December 29, 1995 and July 30, 1996 and for the period from December 30, 1993 through December 31, 1993, each of the two years in the period ended December 29, 1995 and for the period from December 30, 1995 through July 30, 1996 and the related financial statement schedule are incorporated by reference in this Registration Statement by reference to the Company's Annual Report on Form 10-K. The Combined Financial Statements of the AKL Acquisition Hotels as of and for the year ended December 31, 1995 are incorporated by reference in this Registration Statement by reference to the Company's Report and the related financial statement schedule on Form 8-K dated March 17, 1997. The Combined Financial Statements of the MUI Acquisition Hotels as of and for the year ended December 31, 1996 are incorporated by reference in this Registration Statement by reference to the Company's Report on Form 8-K/A dated August 4, 1997.

The above said financial statements have been so incorporated in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants.


                                 LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Battle Fowler LLP, New York, New York. In addition, the description of federal income tax consequences contained in the section of the Prospectus entitled "Federal Income Tax Considerations" is based on the opinion of Battle Fowler LLP, New York, New York. The description of Texas franchise tax matters contained in the section of the Prospectus entitled "Federal Income Tax Considerations--Other Tax Considerations," is based on the opinion of Coopers & Lybrand L.L.P., Dallas, Texas. Battle Fowler LLP will rely on Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland as to certain matters of Maryland law.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by the Registrant in connection with the issuance and distribution of the shares of Common Stock.

Securities and Exchange Commission, registration fee..   $151,516
NASD filing fee.......................................     30,500
NYSE listing fee......................................     79,300
Printing, engraving and mailing expenses..............    255,000
Blue sky fees and expenses............................     15,000
Accountant's fees and expenses........................     50,000
Legal fees............................................    150,000
Miscellaneous expenses................................   $168,684
                                                         --------

              Total...................................   $900,000
                                                         ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

          The Charter of the Company obligates it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise. The Charter also permits the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

          The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any Maryland proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

          The Company has purchased director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

ITEM 16.                     EXHIBITS


Exhibit
Number
-------
  4.1       --  Form of Share Certificate (filed as Exhibit 4.1 to the
                Registrant's Registration Statement on Form S-11 (File No. 333-
                4568) and incorporated herein by reference).

* 5.1       --  Opinion of Battle Fowler LLP.

* 8.1       --  Opinion of Battle Fowler LLP as to Tax Matters.

* 8.2       --  Opinion of Coopers & Lybrand L.L.P. as to Texas Franchise Tax
                Matters.

*23.1       --  Consent of Battle Fowler LLP (included in Exhibits 5.1 and 8.1).

*23.2       --  Consent of Coopers & Lybrand L.L.P. as to its opinion on Texas
                Franchise Tax Matters (included in Exhibit 8.2 hereto)

 23.3       --  Consent of Coopers & Lybrand L.L.P.

 24.1       --  Power of Attorney (included on signature page hereto).

---------------
*  To be filed by Amendment.

ITEM 17.  UNDERTAKINGS

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irving, State of Texas, on the 6th day of August, 1997.


                        AMERICAN GENERAL HOSPITALITY CORPORATION a Maryland corporation (Registrant)


                        By:  /s/  Steven D. Jorns
                           -------------------------------------
                                  Steven D. Jorns
                                  Chairman of the Board, Chief Executive Officer and President


                               POWER OF ATTORNEY

          Each person whose signature appears below hereby constitutes and appoints Steven D. Jorns and Kenneth E. Barr and each or either of them, his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

      SIGNATURE                                TITLE                         DATE
      ---------                                -----                         ----

/s/  Steven D. Jorn       Chairman of the Board, Chief Executive        August 6, 1997
----------------------    Officer, President and Director
Steven D. Jorns


/s/ Kenneth E. Barr       Executive Vice President, Chief Financial     August 6, 1997
----------------------    Officer, Secretary, Treasurer and Principal
Kenneth E. Barr           Accounting Officer


/s/  H. Cabot Lodge III   Director                                      August 6, 1997
-----------------------
H. Cabot Lodge III

      SIGNATURE                                TITLE                         DATE
      ---------                                -----                         ----

/s/  James R. Worms                 Director                              August 6, 1997
-----------------------
James R. Worms


/s/  James McCurry                  Director                              August 6, 1997
-----------------------
James McCurry


/s/  Kent R. Hance                  Director                              August 6, 1997
-----------------------
Kent R. Hance
